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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No.4)*


                             Symphonix Devices, Inc.

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   871951 10 9
                                 (CUSIP Number)


                        Apax Excelsior VI Partners, L.P.
                           445 Park Avenue, 11th Floor
                               New York, NY 10022
                                  212 753-6300

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 5, 2002
                                ----------------

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
         See ss.240.13d-7 for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871951 10 9                                       Page 2 of 11 Pages


--------- ----------------------------------------------------------------------------------------------------------
1.         Names of Reporting Persons
           IRS Identification Nos. of above persons (entities only)
                   Apax Excelsior VI, L.P.
--------- ----------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)                               (a) |_|
                                                                                                            (b) |X|
--------- ----------------------------------------------------------------------------------------------------------
3.        Sec Use Only

--------- ----------------------------------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

--------- ----------------------------------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                   |_|

--------- ----------------------------------------------------------------------------------------------------------
6.        Citizenship or Place of Organization
                   Delaware
--------------------------------------------------------------------------------------------------------------------
   Number of            7.         Sole Voting Power
     Shares                                0
  Beneficially          ---------- ---------------------------------------------------------------------------------
   Owned by             8.         Shared Voting Power
Each Reporting                             0
  Person With           ---------- ---------------------------------------------------------------------------------
                        9.         Sole Dispositive Power
                                           0
                       ---------- ---------------------------------------------------------------------------------
                        10.        Shared Dispositive Power
                                           0
--------- ----------------------------------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------- ----------------------------------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)                  |_|

--------- ----------------------------------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)
                   0
--------- ----------------------------------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------

CUSIP No. 871951 10 9                                         Page 3 of 11 Pages


--------- ----------------------------------------------------------------------------------------------------------
1.        Names of Reporting Persons
          IRS Identification Nos. of above persons (entities only)
                   Apax Excelsior VI Partners, L.P.
--------- ----------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)                               (a) |_|
                                                                                                            (b) |X|
--------- ----------------------------------------------------------------------------------------------------------
3.        Sec Use Only

--------- ----------------------------------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

--------- ----------------------------------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                   |_|

--------- ----------------------------------------------------------------------------------------------------------
6.        Citizenship or Place of Organization
                   Delaware
--------------------------------------------------------------------------------------------------------------------
   Number of            7.         Sole Voting Power
     Shares                                0
  Beneficially          ---------- ---------------------------------------------------------------------------------
   Owned by             8.         Shared Voting Power
Each Reporting                             0
  Person With           ---------- ---------------------------------------------------------------------------------
                        9.         Sole Dispositive Power
                                           0
                       ---------- ---------------------------------------------------------------------------------
                        10.        Shared Dispositive Power
                                           0
--------- ----------------------------------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------- ----------------------------------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)                  |_|

--------- ----------------------------------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)
                   0
--------- ----------------------------------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------

CUSIP No. 871951 10 9                                         Page 4 of 11 Pages


--------- ----------------------------------------------------------------------------------------------------------
1.        Names of Reporting Persons
          IRS Identification Nos. of above persons (entities only)
                   Apax Managers, Inc.
--------- ----------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)                               (a) |_|
                                                                                                            (b) |X|
--------- ----------------------------------------------------------------------------------------------------------
3.        Sec Use Only

--------- ----------------------------------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

--------- ----------------------------------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                   |_|

--------- ----------------------------------------------------------------------------------------------------------
6.        Citizenship or Place of Organization
                   New York
--------------------------------------------------------------------------------------------------------------------
   Number of            7.         Sole Voting Power
     Shares                                0
  Beneficially          ---------- ---------------------------------------------------------------------------------
   Owned by             8.         Shared Voting Power
Each Reporting                             0
  Person With           ---------- ---------------------------------------------------------------------------------
                        9.         Sole Dispositive Power
                                           0
                       ---------- ---------------------------------------------------------------------------------
                        10.        Shared Dispositive Power
                                           0
--------- ----------------------------------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------- ----------------------------------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)                  |_|

--------- ----------------------------------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)
                   0
--------- ----------------------------------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)
                   CO
--------- ----------------------------------------------------------------------------------------------------------

CUSIP No. 871951 10 9                                         Page 5 of 11 Pages


--------- ----------------------------------------------------------------------------------------------------------
1.         Names of Reporting Persons
           IRS Identification Nos. of above persons (entities only)
                   Patricof Private Investment Club III, L.P.
--------- ----------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)                               (a) |_|
                                                                                                            (b) |X|
--------- ----------------------------------------------------------------------------------------------------------
3.        Sec Use Only

--------- ----------------------------------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

--------- ----------------------------------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                   |_|

--------- ----------------------------------------------------------------------------------------------------------
6.        Citizenship or Place of Organization
                   Delaware
--------------------------------------------------------------------------------------------------------------------
   Number of            7.         Sole Voting Power
     Shares                                0
  Beneficially          ---------- ---------------------------------------------------------------------------------
   Owned by             8.         Shared Voting Power
Each Reporting                             0
  Person With           ---------- ---------------------------------------------------------------------------------
                        9.         Sole Dispositive Power
                                           0
                       ---------- ---------------------------------------------------------------------------------
                        10.        Shared Dispositive Power
                                           0
--------- ----------------------------------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------- ----------------------------------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)                  |_|

--------- ----------------------------------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)
                   0
--------- ----------------------------------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------

CUSIP No. 871951 10 9                                         Page 6 of 11 Pages


--------- ----------------------------------------------------------------------------------------------------------
1.         Names of Reporting Persons
           IRS Identification Nos. of above persons (entities only)
                   Apax Excelsior VI - A, C.V.
--------- ----------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)                               (a) |_|
                                                                                                            (b) |X|
--------- ----------------------------------------------------------------------------------------------------------
3.        Sec Use Only

--------- ----------------------------------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

--------- ----------------------------------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                   |_|

--------- ----------------------------------------------------------------------------------------------------------
6.        Citizenship or Place of Organization
                   Netherlands
--------------------------------------------------------------------------------------------------------------------
   Number of            7.         Sole Voting Power
     Shares                                0
  Beneficially          ---------- ---------------------------------------------------------------------------------
   Owned by             8.         Shared Voting Power
Each Reporting                             0
  Person With           ---------- ---------------------------------------------------------------------------------
                        9.         Sole Dispositive Power
                                           0
                       ---------- ---------------------------------------------------------------------------------
                        10.        Shared Dispositive Power
                                           0
--------- ----------------------------------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------- ----------------------------------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)                  |_|

--------- ----------------------------------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)
                   0
--------- ----------------------------------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------

CUSIP No. 871951 10 9                                         Page 7 of 11 Pages


--------- ----------------------------------------------------------------------------------------------------------
1.        Names of Reporting Persons
          IRS Identification Nos. of above persons (entities only)
                   Apax Excelsior VI- B, C.V.
--------- ----------------------------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)                               (a) |_|
                                                                                                            (b) |X|
--------- ----------------------------------------------------------------------------------------------------------
3.        Sec Use Only

--------- ----------------------------------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

--------- ----------------------------------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                   |_|

--------- ----------------------------------------------------------------------------------------------------------
6.        Citizenship or Place of Organization
                   Netherlands
--------------------------------------------------------------------------------------------------------------------
   Number of            7.         Sole Voting Power
     Shares                                0
  Beneficially          ---------- ---------------------------------------------------------------------------------
   Owned by             8.         Shared Voting Power
Each Reporting                             0
  Person With           ---------- ---------------------------------------------------------------------------------
                        9.         Sole Dispositive Power
                                           0
                       ---------- ---------------------------------------------------------------------------------
                        10.        Shared Dispositive Power
                                           0
--------- ----------------------------------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------- ----------------------------------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)                  |_|

--------- ----------------------------------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)
                   0
--------- ----------------------------------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------

                                                             Page 8 of 11 Pages


This Amendment No. 4 to Schedule 13D amends and supplements the Schedule 13D filed November 20, 2000 by (i) Apax Managers, Inc. (formerly "Patricof & Co. Managers, Inc."), (ii) Apax Excelsior VI Partners, L.P., (iii) Patricof Private Investment Club III, L.P., (iv) Apax Excelsior VI, L.P., (v) Apax Excelsior VI-A, C.V. and (vi) Apax Excelsior VI-B, C.V., (together, the "Reporting Persons"), as previously amended by Amendment No. 1 filed January 19, 2001, Amendment No. 2 filed July 26, 2001, and Amendment No. 3 filed September 21, 2001 (collectively, the "Schedule 13D"), with respect to the common stock (the "Common Stock") of Symphonix Devices, Inc. ("Symphonix"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the
Schedule 13D.

Item 4 is hereby supplemented by the addition of the following:

         ITEM 4.           PURPOSE OF TRANSACTION

         Between December 3 and December 5, 2002, the Reporting Persons sold 7,947,492 shares of Common Stock, reducing the number of such shares they own to -0-. The purpose of these sales was to dispose of all of their holdings of securities of Symphonix.

Item 5 is hereby supplemented by the addition of the following:

         ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

         During the past 60 days, the Reporting Persons sold the following shares of Common Stock, all of which were sold in open market transactions:


                                                                                           Number of    Price per
         Reporting Person                                      Date Sold                  Shares Sold     Share
         ----------------                                      ---------                  -----------  ---------

         Apax Excelsior VI, L.P.                               December 3, 2002             1,333,000     $0.12
                                                               December 4, 2002             3,889,000     $0.08
                                                               December 5, 2002             1,594,974     $0.09
         Patricof Private Investment Club III, L.P.            December 3, 2002                45,000     $0.12
                                                               December 4, 2002               131,000     $0.08
                                                               December 5, 2002                52,867     $0.09
         Apax Excelsior VI - A, C.V.                           December 3, 2002               109,000     $0.12
                                                               December 4, 2002               318,000     $0.08
                                                               December 5, 2002               130,185     $0.09
         Apax Excelsior VI - B, C.V.                           December 3, 2002                73,000     $0.12
                                                               December 4, 2002               212,000     $0.08
                                                               December 5, 2002                86,457     $0.09

         On December 5, 2002, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock of the Issuer.

                                                              Page 9 of 11 Pages

Item 6 is hereby supplemented by the addition of the following:

         ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The Reporting Persons have no contracts, arrangements, understandings or relationships with respect to any securities of the Issuer.

                                                            Page 10 of 11 Pages

                                     SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 19, 2002                 Apax Managers, Inc.


                                  By:  /s/ Alan Patricof
                                  ---------------------------------------
                                  Name:  Alan J. Patricof
                                  Title:    Vice President

                                  Apax Excelsior VI Partners., L.P.
                                  By: Apax Managers, Inc.


                                  By:  /s/ Alan Patricof
                                  ---------------------------------------
                                  Name:  Alan J. Patricof
                                  Title:    Vice President

                                  Apax Excelsior VI, L.P.
                                  By: Apax Excelsior VI Partners, L.P.
                                  By: Apax Managers, Inc.


                                  By:  /s/ Alan Patricof
                                  ---------------------------------------
                                  Name:  Alan J. Patricof
                                  Title:    Vice President

                                  Patricof Private Investment Club III, L.P.
                                  By: Apax Excelsior VI Partners, L.P.
                                  By: Apax Managers, Inc.


                                  By:  /s/ Alan Patricof
                                  ---------------------------------------
                                  Name:  Alan J. Patricof
                                  Title:    Vice President

                                  Apax Excelsior VI-A, C.V.
                                  By: Apax Excelsior VI Partners, L.P.
                                  By: Apax Managers, Inc.


                                  By:  /s/ Alan Patricof
                                  ---------------------------------------
                                  Name:  Alan J. Patricof
                                  Title:    Vice President

                                                            Page 11 of 11 Pages

                                  Apax Excelsior VI-B, C.V.
                                  By: Apax Excelsior VI Partners, L.P.
                                  By: Apax Managers, Inc.


                                  By:  /s/ Alan Patricof
                                  ---------------------------------------
                                  Name:  Alan J. Patricof
                                  Title:    Vice President


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)